EXHIBIT 10.1

July 14, 2005

Mark T. Greenquist
84 South Manor Ct.
Wall, NJ 07719

Re: Separation of Employment

Dear Mark:

This letter sets forth the terms and conditions relative to your separation from your employment with Symbol Technologies, Inc., including its subsidiaries and affiliated corporations, and their respective current and former directors, officers, employees, agents and assigns (“Symbol” or “the Company”).

Your resignation from Symbol’s employ will be effective on July 15, 2005 (the “Termination Date”). After you execute and return this Agreement to the Company, which you acknowledge may not be executed prior to your last day of actual work and within 45 days after the Termination Date, the Company will provide you with one (1) severance payment in the amount of $465,005 less applicable taxes and standard deductions. For a fifty-two (52) week period (the “52-Week Period”), commencing on your Termination Date, or until you become covered under another group health insurance plan, whichever first occurs, should you elect to continue your group health insurance under COBRA, coverage will be provided for yourself and your eligible dependents at Symbol expense. You agree to notify the Company’s Human Resources Department in writing upon you and/or your eligible dependents becoming covered under a new group health plan.

Further, you will be eligible for a six-month program of outplacement assistance to be provided by Right Management Consultants. Such outplacement services will be paid for by Symbol and are similar to the outplacement assistance services provided to other displaced senior managers of Symbol. You will also be paid for all accrued unused vacation time.

In exchange for the Company providing you with the aforementioned severance payment, paying for COBRA coverage, and the other benefits set forth above, you hereby waive all claims against the Company and unconditionally and irrevocably release and discharge the Company from liability for any claims or damages that you have or may have against it, its current and former directors, officers, employees, agents and assigns up to the moment this Agreement becomes fully executed, regardless of whether those claims are known or unknown including, but not limited to, any claims for wages, severance (except as specifically provided for herein), bonuses, reimbursement of taxes or benefits (except as specifically provided for herein), or any other claims whatsoever arising during or, in whole or in part, out of your employment relationship with the Company, or violations of any federal, state or local fair employment statute, your employment relationship with the Company, or violations of any federal, state or local fair employment statute, executive order, ordinance, law or regulation, including Title VII of the Civil Rights Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the New York State Human Rights Law, or any other potentially applicable employment or labor law, or any other rule of law or common law including, but not limited to those concerning possible torts, express or implied contract, the implied covenant of good faith and fair dealing, public policy, or other obligations. Other than with respect to any rights to which you may be entitled under the federal Age Discrimination in Employment Act, you also agree not to initiate any administrative or legal action against the Company to assert such claims. Moreover, to the extent any such action is brought by you or on your behalf by any third party, you agree to waive all claims to monetary relief or damages of any kind, including attorneys’ fees and costs. You understand that the fact of this agreement and/or the agreement to pay or the payment of the consideration described herein does not constitute an admission by the Company that it has violated any such law or legal obligation. Notwithstanding the above, this Agreement will not affect your entitlement to vested stock options, or benefits to which you are entitled under the Stock Option Plan or under the Bonus Plan as set forth herein. You acknowledge that you have no vested benefits under Symbol’s Executive Retirement Plan and shall claim no benefits under that Plan, or in connection with the dissolution of that Plan, should the Compensation Committee of the Board of Directors vote to dissolve the Plan. This Agreement shall also not affect any entitlements you may have to indemnification pursuant to the By-Laws of the Company, under any liability policy that may be maintained by the Company, and the laws of the State of Delaware. Nothing contained in the Agreement shall preclude you from enforcing the terms of this Agreement.

Your outstanding stock options that are vested at the time of your termination must be exercised on or before your last day of employment (i.e., July 15, 2005). Immediately following any change in status resulting in your no longer being an executive officer of the corporation, Symbol will take steps necessary to remove any restrictions on any shares you acquired in connection with the 2002 Executive Stock Ownership and Retention Program.

You agree that you will not disclose, or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, the facts and circumstances underlying this Agreement or the fact that such Agreement exists, except for the purpose of enforcing this Agreement, should that ever be necessary, or to your attorneys, accountants, and immediate family, and as otherwise required by law. This provision should not be construed as preventing you from discussing your employment with Symbol with any prospective employer. Further, you agree to continue to abide by the terms of the Company’s Non-Disclosure Agreement, which you signed while an associate of the Company.
You also agree not to make any disparaging or derogatory remarks about the Company or its products or services. Further, you will not discuss any information relating to your employment with the company with the press, participants in the investment and financial community, and investment and commercial bankers. In response to outside inquiries, the Company will respond in accordance with its normal policy and will confirm only your dates of employment and positions held.

You agree that during the 52-Week Period, you will not: (i) engage in, manage, operate, control or supervise or participate in the management, operation, control or supervision of, any business or entity, which is a “Principal Competitor” of the Company; or (ii) have any ownership or financial interest, directly or indirectly, in any Principal Competitor all including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation), officer, director, employee, principal, agent or consultant. For purposes of this Agreement, “Principal Competitor” of the Company refers to those companies listed as competitors of the Company in the Company’s then most recent Annual Report on Form 10-K filed with the SEC, as such listing may be changed from time to time. Further, you agree that during this period you will not directly or indirectly, solicit or induce any of the Company’s other associates to work for you or any competitor of the Company, or any other entity. Additionally, you agree that during this period you will not, directly or indirectly, call on any customer of the Company for the purpose of soliciting and/or providing to such customer any products or services similar to those sold or provided by the Company, nor will you in any way, directly or indirectly, induce any customer of the Company to cease doing business with the Company.

You further agree that you will reasonably cooperate fully with the Company at mutually convenient times in connection with any existing or future internal or external investigations which the Company, its examiner, the Securities and Exchange Commission or the United States Attorney’s Office for the Eastern District of New York is or are currently conducting, conducts in the future, or in which they are currently or may become involved, and in any existing or future litigation involving the Company, whether administrative, civil, or criminal in nature, in which and to the extent the Company deems your cooperation necessary. Symbol will endeavor to provide you with reasonable notice of the need for such cooperation and will limit the time that may be required in this regard to reasonable periods. In addition, during any such period when cooperation is necessary, Symbol will reimburse you for reasonable out-of-pocket expenses you incur to comply with this Section, including reasonable attorneys’ fees, consistent with the By-Laws of the Company, and the laws of the State of Delaware.

You acknowledge that you have had twenty-one (21) days to consider the terms of this Agreement. You also acknowledge that you were advised by Symbol to discuss the terms of this Agreement with your attorneys prior to signing this Agreement. You further acknowledge that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms and that you will have seven (7) days to revoke this Agreement after executing the same by notifying the undersigned in writing during this seven-day period. Except as set forth herein, this constitutes the entire agreement between us regarding the subject matter hereof. This Agreement may not be changed or altered, except by a writing signed by you and the Company. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it, without regard to its conflicts of law provisions. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Sincerely,

/s/ Salvatore Iannuzzi

Salvatore Iannuzzi
Senior Vice President, Chief Administrative & Control Officer
Symbol Technologies, Inc.

AGREED AND ACCEPTED:

By: /s/ Mark T. Greenquist            Date: July 21, 2005

On this 21st day of July, 2005 before me personally came Mark T. Greenquist, to me known to be the individual described in and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.

/s/ Notary
Notary Public